Exhibit 10.488

Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 630-218-4935
www.inlandgroup.com

November 8, 2004
Wickham & 95 Corporation (Seller)
Lot 91, LLC (Seller)
c/o Matthew Development LLC (Seller)
Attn: Ernie Euler
7331 Office Park Place, Suite 200
Viera, FL 32940

Re:	Shoppes at Lake Andrew
Viera, FL

Dear Ernie:

This letter represents this corporation’s offer to purchase the Shoppes at Lake Andrew with 144,772 net rentable square feet, situated on approximately 18 acres of land, located at the northwest corner of Wickham and I-95 in Viera, FL (see Exhibit A attached).

The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

This corporation or its nominee will consummate this transaction on the following basis:

1.               The total purchase price shall be $28,300,000.00, plus or minus prorations, including the existing first mortgage as stated below, and with no new mortgage contingencies, to be paid at closing 30 days following the acceptance of this agreement (see Paragraph 11). In the event that closing does not occur on or before December 30, 2004, either party may by written notice to the other and the Escrow Agent terminate this Contract whereupon the Deposit shall be refunded to Purchaser and all parties shall be relieved of any further obligations hereunder (in the event of any such cancellation, Purchaser shall immediately return to Seller all due diligence materials and any other information delivered to Purchaser by Seller). Purchaser’s Deposit in the amount of $500,000.00 shall be nonrefundable thirty (30) days after the date of this Agreement (the due diligence period), subject to closing conditions as set forth herein.

Purchaser shall purchase the property subject only to one non-recourse first mortgage with Nationwide Life Insurance Company having a current balance of $15,800,000.00 with a monthly interest payment of $65,833.33 as of the Closing Date which is an annualized interest payment of $790,000.00, at an interest rate of 5.00% through December 30, 2009 and changing on December 31, 2009 to an interest rate of 6.54%, with amortization, for an approximate monthly principal and interest payment of $107,416.67 which is an approximate annualized principal and interest payment of $1,289,000.00 maturing on March 1, 2014. Seller shall cause Nationwide Life Insurance Company to release at Closing Lot 90 (World Savings) from the lien of its mortgage.

Within the due diligence period, Purchaser shall apply to and the first mortgagee shall approve this transaction and shall approve Inland and Inland Western Retail Real Estate Trust, Inc., Inland’s nominee and Inland’s affiliate’s subsequent ownership without recourse to any. Any fees or expenses incurred in obtaining said approvals shall be paid by Seller. Said first mortgages shall be current and without default at closing and any and all existing reserves and impounds, including replacement reserves, for said financing shall be assigned to Purchaser at closing and shall be paid to Seller by Purchaser at closing.

The balance of $12,368,500.00, plus or minus prorations, shall be paid in cash to Seller at closing with it being understood that Seller’s equity shall be subject to increase in the same amount of any debt reduction between the date of this agreement and the closing date.

Seller and Purchaser shall allocate the Purchase Price between land, building and depreciable improvements by written agreement prior to closing.

2.              There are no real estate brokerage commissions involved in this transaction.

3.               Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced property is leased to the tenants described on Exhibit B pursuant to the leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

4.               Seller warrants and represents (to the best of the Seller’s knowledge), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

5.               Seller warrants and represents (to the best of the Seller’s knowledge), that during the term of the leases the tenants and guarantors (if applicable) are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

Prior to closing, but only after Purchaser’s Deposit in the amount of $500,000.00 is deemed non-refundable, (which is the first day following the end of the due diligence period), Seller shall not enter into or extend any agreements without Purchaser’s approval. Any new contract not accepted by Purchaser within five (5) days of receipt by Purchaser, shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

6.               Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if available. Seller shall deliver its own estoppel for any tenant less than 4,000 sq. ft., not delivering an estoppel. Any Seller estoppel so delivered shall expire six (6) months after its effective date.

7.               Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

8.               This offer is subject to Seller supplying to Purchaser prior to closing and if available a certificate of insurance from the tenants and guarantors in the form and coverage provided in the leases.

9.               It is understood that Seller may have in its possession Level 1 Environmental Reports which Seller will supply to Purchaser 10 days prior to closing. Seller shall have said reports, which must be acceptable to Purchaser, updated and re-certified to Purchaser at closing, all at Purchaser’s cost.

10.   The above sale of the real estate shall be consummated by conveyance of a special warranty deed from Seller to Purchaser’s designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate (at no cost to Seller) with Purchaser’s lender, if any, and the money lender’s escrow.

11.   The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 days following acceptance of this agreement (see paragraph 1), at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner’s title policy with extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including, if available, parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller shall be issued, with all warranties and representations to the best of Seller’s knowledge being true now and at closing and surviving the closing for (12) months, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, interest in arrears (if any) with a proration of real estate taxes based on the most recent bill or latest assessment, or the estimated assessments for 2004 using the Assessor’s formula for these sales transactions, with a later reproration of taxes when the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents, all of which Seller shall retain the right to collect.

12.   Within the due diligence period, Purchaser may, at Purchaser’s sole cost and expense, obtain an appraisal of the property prepared by MAI or any other qualified appraiser which determines the value of the property to be not less than the Purchase Price, and certified in the name of, Purchaser or Purchaser’s lender.

13.   Neither Seller (Landlord) or any tenant and guarantor shall be in material default on any lease or agreement at closing, nor is there any pending litigation.

14.   Seller warrants and represents that there are no employees employed for the property or its ownership entity.

15.   Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. To the best of Seller’s knowledge all guarantees and warranties survive the closing and are assignable and transferable to any titleholder subsequent to Seller’s ownership.

16.   This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit B attached.

17.   Fifteen (15) days prior to closing, Seller must provide the title as stated above, Within the due diligence period, Seller shall request pay for and give to purchaser a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities which shall be acceptable to Purchaser and the title company at closing.

18.   Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate, at no cost or expense to Seller, with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one-year audit of the books and records of the property.

This offer is, of course, predicated upon the Purchaser’s review and written approval, within the due diligence period, of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants’ and guarantors’ financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by November 15, 2004.

		Sincerely,

ACCEPTED:		INLAND REAL ESTATE ACQUISITIONS, INC. or nominee

By:	/s/ Ernie Euler
Date:	10.15.04	/s/ G. Joseph Cosenza
		G. Joseph Cosenza
		Vice Chairman

EXHIBIT A

WAL-MART (35.40 ACRES) BU-1 FFE = 31.0
EXISTING WATER TANK (1.86 ACRES) GML ZONING
EXISTING HOTEL TU-2 ZONING
EXISTING RESTAURANT CRACKER BARREL TU-2 ZONING
INTERSTATE-95
VICINITY MAP
SITE PLAN SHOPPES AT LAKE ANDREW
BREVARD COUNTY, FLORIDA

EXHIBIT B

SHOPPES AT LAKE ANDREW

Viera, FL

SHADOW-ANCHORED BY WAL-MART

TENANTS	S.F.	ANNUAL BASE RENT	MONTHLY BASE RENT	RENT PER SQ. FOOT	LEASE COMMENCEMENT DATE	LEASE EXPIRATION DATE
Ross Dress For Less	30,187	286,776.00	23,898.00	$9.50	2/12/2004	1/31/2016
Linen N Things	28,240	353,000.00	29,416.67	$12.50	2/12/2004	1/31/2015
Shoe Carnival	10,800	135,000.00	11,250.00	$12.50	10/2/2003	10/31/2013
Pier 1 Imports	10,622	191,196.00	15,933.00	$18.00	10/9/2003	2/28/2014
Dress Barn	4,312	74,536.00	6,211.33	$18.50	4/16/2004	6/30/2009
EB Games	1,800	43,200.00	3,600.00	$24.00	8/11/2003	8/31/2008
Subway	1,200	31,200.00	2,600.00	$26.00
Rag Shop	19,976	219,736.00	18,311.33	$11.00	11/16/2003	11/30/2013
Petco	13,767	213,388.00	17,782.33	$15.50	9/29/2003	9/30/2013
Your House Interiors	9,748	150,660.00	12,555.00	$15.46	8/1/2004	7/31/2009
Mattress Barn	4,520	83,244.00	6,937.00	$18.42	10/2/2003	10/31/2008
Payless	2,700	59,400.00	4,950.00	$22.00	6/27/2003	6/30/2013
Asian Wok	1,200	32,400.00	2,700.00	$27.00	9/20/2003	9/30/2008
Cellular Express	1,200	33,372.00	2,781.00	$27.81	8/2/2003	8/31/2013
Hair Cuttery	1,200	32,400.00	2,700.00	$27.00	8/28/2003	8/31/2008
Professional	1,200	31,200.00	2,600.00	$26.00	8/23/2003	8/31/2013
The Blind Spot	1,200	31,200.00	2,600.00	$26.00	1/29/2004	1/31/2009
Gulf Atlantic Hearing Aid	900	29,700.00	2,475.00	$33.00	1/31/2004	1/31/2009

Totals	144,772	2,031,608.00

The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 50523
630-218-8000 Fax: 630-218-4900
Law Department

December 15, 2004

VIA FACSIMILE 321/242-8007
Wickham & 95 Corporation
Lot 91, LLC
c/o Matthew Development, LLC
7331 Office Park Place, Suite 200
Viera, Florida 32940
Attn: Mr. Ernie Euler

Re:	The Shoppes at Lake Andrew, Viera, Florida
(the “Property”)

Dear Mr. Euler:

Reference is hereby made to that certain letter agreement dated November 15, 2004 (the “Agreement”), between Inland Real Estate Acquisitions, Inc. (“Inland”), as purchaser, and Wickham & 95 Corporation and Lot 91, LLC (ECE), as seller. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

As you are aware, pursuant to the terms of the Agreement, the due diligence period, as defined in the Agreement, is scheduled to end today, December 15, 2004. However, certain due diligence matters remain outstanding. Accordingly, Inland requires that the due diligence period be extended from December 16, 2004 ECE to December 20, 2004.  Please note that we are not requesting an extension of the closing date, which will remain December 30, 2004.  Except for the extensions of the due diligence period as provided above, all terms and provisions of the Agreement shall remain unchanged as originally written.

Please confirm WICKHAM & 95 CORP. ECE agreement to the foregoing by having the appropriate party on behalf of WICKHAM & 95 CORP. ECE sign a copy of this letter on the line provided below. Once executed, please have one (1) fully executed copy returned to us by facsimile (630/218-4900, Attn: Robin Rash) no later than 2:30 p.m., Chicago time, today, December 15, 2004 (with the original to follow by regular mail).

Should Inland not receive a copy of this letter, executed by WICKHAM & 95 CORP. ECE by 2:30 p.m. Chicago time, on December 15, 2004, then in order to protect its Earnest Money, this letter shall serve as Inland’s notice of termination of the Agreement.

Thank you, and if you have any questions, please feel free to contact me at (630) 218-8000, ext. 2854 or e-mail:

rrash@inlandgroup.com.

Sincerely,

THE INLAND REAL ESTATE GROUP, INC.

/s/ Robin Rash
Robin Rash
Assistant Counsel

cc:	Dale Dettmer, Esq. (via facsimile at 321/768-1147)
Krasny & Dettmer
304 S. Harbor City Blvd., Ste 201
Melbourne, FL 32901

Chicago Title Insurance Company
171 N. Clark
3rd Floor, Division 2
Chicago, IL 60601
Attention: Nancy Castro (via facsimile at 312/223-2108)

Mr. G. Joseph Cosenza (by hand)

Mr. Ed Murray (by hand)

APPROVED AND AGREED:

WICKHAM & 95 CORP. ECE LOT 91, LLC

By:	/s/ Ernie Euler
Name:	ERNIE EULER
Its:	PRESIDENT

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The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 50523
630-218-8000 Fax 630-218-4900
Law Department

December 20, 2004

VIA FACSIMILE 321/242-8007
c/o Matthew Development, LLC
7331 Office Park Place, Suite 200
Viera, Florida 32940
Attn: Mr. Ernie Euler

Re:	The Shoppes at Lake Andrew, Viera, Florida
(the “Property”)

Gentlemen:

This letter is written with respect to that letter agreement (the “Agreement”), between Inland Real Estate Acquisitions, Inc., as Purchaser, and Wickham & 95 Corporation and Lot 91, LLC (collectively, “Seller”), in connection with the Property.

Please be advised that Purchaser is prepared to waive all items of due diligence with respect to the Property, and to proceed to closing on December 30, 2004, subject to the following:

1.             Satisfaction of the items raised in that correspondence from Robin Rash to you, dated December 18, 2004;

2.             Completion of all negotiations and documentation among Nationsbank, Seller and Purchaser regarding (a) assumption of the loan by Inland and (b) amending the loan payment terms to be interest only for the first five years, commencing with the acquisition closing date;

3.             Satisfaction of all other conditions precedent to closing contained in the Agreement.

4.             Written waiver by World Savings of the right of first refusal contained in the lease for World Savings to acquire Lot 4, Wal-Mart at Viera Subdivision (a/k/a Lot 91).

5.             Delivery of the following missing items: Utility bills; service contracts; commencement date agreements for Linens, Shoe Carnival, EB Games, Subway, Asian Wok, Hair Cuttery; tenant financials; and tenant insurance certificates.

If you are in agreement with the foregoing, please so indicate by executing below and faxing a copy of this letter to me at 630/218-4900.

Thank you, and if you have any questions, please feel free to contact me at (630)218-8000, ext. 2854 or e-mail: rrash@inlandgroup.com.

Sincerely,

THE INLAND REAL ESTATE GROUP, INC.

/s/ Robin Rash
Robin Rash
Assistant Counsel

AGREED ON BEHALF OF SELLERS:

By:	/s/ Ernie Euler
Date:	12.20.04

RR/rr

cc:	Dale Dettmer, Esq., Krasny & Dettmer, 304 S. Harbor City Blvd., Suite 201, Melbourne, Florida 32901 (Via facsimile at 321/768-1147)

Mr. G. Joseph Cosenza (by hand)

Mr. Ed Murray (by hand)

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